UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
June 24, 2014

KENNEDY-WILSON HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-33824	26-0508760
(Commission File Number)	(IRS Employer Identification No.)

9701 Wilshire Blvd., Suite 700 Beverly Hills, California	90212
(Address of Principal Executive Offices)	(Zip Code)

(310) 887-6400
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. OTHER EVENTS
On May 9, 2014 and June 12, 2014, Kennedy-Wilson Holdings, Inc. (the “Company,” “we,” or “us”) filed current reports on Form 8-K regarding (i) the Company and its equity partners entering into a purchase agreement with Kennedy Wilson Europe Real Estate plc (“KWE,” LSE: KWE) to sell to KWE a portfolio of 7 office and 6 retail properties located across Dublin, Ireland, with one in Cork, Ireland (the “Opera Portfolio”) for a total purchase price of approximately €391.4 million (subject to certain adjustments pursuant to the terms of the agreement), consisting of approximately €194.9 million of cash and approximately €196.5 million of assumed non-recourse debt secured by the Opera Portfolio; and (ii) a subsidiary of the Company entering into a purchase agreement with KWE to sell to KWE, its interests in a portfolio of properties located in Dublin, Ireland, comprising of 272 residential units, approximately 31,000 square feet of total commercial space and a partially completed residential development with permits for 166 residential units and 14,800 square feet of total commercial space (“Central Park Portfolio”) for a total purchase price of approximately €88.1 million (subject to certain adjustments pursuant to the terms of the agreement), consisting of approximately €30.7 million of cash and approximately €57.4 million of assumed non-recourse debt secured by the Central Park Portfolio. The purchase price for each of these transactions was based on third-party valuations of the properties in the portfolios.
Both the sale of the Opera Portfolio and the Central Park Portfolio to KWE closed on June 24, 2014. The Company owned approximately twenty-five percent of the equity interests in the Opera Portfolio and received a promote fee (in an amount equal to approximately €14.5 million) from its current equity partners and owned one hundred percent of the equity interests in the Central Park Portfolio.
The Company currently owns approximately 13.2% of the total issued share capital of KWE. KWE is also externally managed by a wholly-owned subsidiary of the Company. William McMorrow, Chairman and CEO of the Company, and Mary Ricks, president and CEO of the Company’s European business, are also members of the KWE board.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 24, 2014	Kennedy-Wilson Holdings, Inc. By: /S/ JUSTIN ENBODY Justin Enbody Chief Financial Officer